Prospectus Supplement (To Prospectus dated October 7, 2005)	Filed Pursuant to Rule 424(b)(3) and 424(c) Commission File No. 333-126487

27,772,411 Shares

Common Stock

This prospectus supplement supplements the prospectus dated October 7, 2005, which relates to the shares of our common stock that may be sold by the selling stockholders named therein.

This prospectus supplement should be read in connection with, and may not be delivered or utilized without, the prospectus dated October 7, 2005, and the prospectus supplements dated November 2, 2005, December 1, 2005, December 2, 2005 and March 23, 2006. This prospectus supplement is qualified by reference to the prospectus and the prospectus supplements, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus dated October 7, 2005, or the prospectus supplements dated November 2, 2005, December 1, 2005, December 2, 2005 and March 23, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is April 7, 2006

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 3, 2006

Shells Seafood Restaurants, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-28258	65-0427966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16313 N. Dale Mabry Hwy, Suite 100, Tampa, FL	33618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 961-0944

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

The following tables provides a summary of the restatement adjustments of Shells Seafood Restaraunts, Inc. (the “Company”) as disclosed in Item 4.02 below for the thirteen and twenty-six weeks ended July 3, 2005, and the thirteen and thirty-nine weeks ended October 2, 2005.

Consolidated Statements of Operations (Dollars in Thousands) (Unaudited)

	13 Weeks Ended July 3, 2005			26 Weeks Ended July 3, 2005
	As Previously Reported	Adjustment	As Restated	As Previously Reported	Adjustment	As Restated
NET INCOME	$159	-	$159	569	-	569
Deemed dividend associated with warrants and beneficial conversion feature of preferred stock	-	(1,735)	(1,735)	-	(1,735)	(1,735)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$159	$(1,735)	$(1,576)	$569	$(1,735)	$(1,166)

NET INCOME (LOSS) PER SHARE OF COMMON STOCK:
Basic	$0.01	$(0.11)	$(0.10)	$0.04	$(0.12)	$(0.08)
Diluted	$0.01	$(0.11)	$(0.10)	$0.03	$(0.11)	$(0.08)

	13 Weeks Ended October 2, 2005			39 Weeks Ended October 2, 2005
	As Previously Reported	Adjustment	As Restated	As Previously Reported	Adjustment	As Restated
NET INCOME (LOSS)	$(152)	-	$(152)	$417	-	$417
Deemed dividend associated with warrants and beneficial conversion feature of preferred stock	-	-	-	-	(1,735)	(1,735)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(152)	$-	$(152)	$417	$(1,735)	$(1,318)

NET INCOME (LOSS) PER SHARE OF COMMON STOCK:
Basic	$(0.01)	$-	$(0.01)	$0.03	$(0.12)	$(0.09)
Diluted	$(0.01)	$-	$(0.01)	$0.02	$(0.11)	$(0.09)

Consolidated Balance Sheets (Dollars in Thousands) (Unaudited)

	July 3, 2005			October 2, 2005
	As Previously Reported	Adjustment	As Restated	As Previously Reported	Adjustment	As Restated
Stockholders' Equity:
Additional paid-in-capital	$22,910	$1,735	$24,645	$23,387	$1,735	$25,122
Accumulated deficit	(13,942)	(1,735)	(15,677)	(14,094)	(1,735)	(15,829)
Total stockholders' equity	9,129	-	9,129	9,455	-	9,455

The information furnished pursuant to this Item of the Current Report on Form 8-K (including the exhibits hereto) shall not be deemed to be “filed” under Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Section 11 or 12(a)(2) of the Securities Act of 1933, as amended, and is not incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, whether made before or after the date of this report and irrespective of any general incorporation language in such filing, unless the Company expressly states in such filing that such information is to be considered or incorporated by reference therein.

Item 4.02 Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

The Company announced on April 3, 2006 that it will restate its second and third quarter fiscal 2005 financial statements to reflect an adjustment to its accounting for the issuance of the Series B Preferred Stock and warrants in the May 2005 private placement. The adjustment is to account for the non-cash beneficial conversion feature of the Series B Preferred Stock , which requires that the gross proceeds to the Company of $6,929,000 be allocated in that period to the different securities issued, based upon their relative fair market value.

As a result, the Company will record $1,735,000 for this beneficial conversion feature as a one-time accounting adjustment of a preferred stock dividend through retained earnings. For the fiscal year ended January 1, 2006, the pro-forma net loss attributable to common shareholders on the Company’s Statement of Operations will increase to ($3,587,000), or ($0.24) per share, from ($1,852,000), or ($0.13) per share, as previously reported. Similarly, additional paid-in-capital will increase to $25,122,000 from $23,387,000, while accumulated deficit will increase to ($18,098,000) from ($16,363,000) on the Company’s Statement of Stockholders’ Equity.

This restatement has no effect on the financial results of restaurant operations or the Company’s cash position.

The need for an accounting adjustment was discovered internally by the Company in conjunction with its procedures relative to the fiscal 2005 year end audit. The decision to restate these financial statements was based on collective discussions by management and the Company’s Board of Directors, in conjunction with its independent registered public accounting firm, and the conclusion by the Company’s Board that the aforementioned financial statements could no longer be relied upon due to the errors in such financial statements.

Additionally, in conjunction with correcting its previously issued financial statements, the Company will file a Form 12b-25 with the Securities and Exchange Commission, extending the deadline for filing its Annual Report on Form 10-K for the fiscal year ended January 1, 2006 until April 17, 2006 and expects to file its Annual Report on Form 10-K within that time frame.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Item No.	Description

99.1	Press Release dated April 3, 2006 issued by Shells Seafood Restaurants, Inc. *

* This exhibit is furnished with this Current Report on Form 8-K and shall not be deemed to be “filed” under Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Section 11 or 12(a)(2) of the Securities Act of 1933, as amended, and is not incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, whether made before or after the date of this report and irrespective of any general incorporation language in such filing, unless the Company expressly states in such filing that such information is to be considered or incorporated by reference therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHELLS SEAFOOD RESTAURANTS, INC.

Date: April 3, 2006	By:	/s/ Warren R. Nelson
Name: Warren R. Nelson
Title: Vice President and Chief Financial Officer

Exhibit Index

Item No.	Description

99.1	Press Release dated April 3, 2006

Exhibit 99.1

For more information call:
Investors:
Raphael Gross
(203) 682-8253
Media:
Rick Van Warner
(407) 628-3104

SHELLS SEAFOOD RESTAURANTS, INC. TO RESTATE
ITS SECOND AND THIRD QUARTER 2005 FINANCIAL STATEMENTS;
NON-CASH ADJUSTMENT TO MAY 2005 PREFERRED STOCK FINANCING

-Restatement to have no effect on restaurant operating results or cash position-

TAMPA, FL-- (Businesswire) -- April 3, 2006 - Shells Seafood Restaurants, Inc. (OTC Bulletin Board:SHLL) today announced that it will restate its second and third quarter fiscal 2005 financial statements to reflect an adjustment to its accounting for the issuance of the Series B Preferred Stock and warrants in the May 2005 private placement. The adjustment is to account for the non-cash beneficial conversion feature of the Series B Preferred Stock, which requires that the gross proceeds to the Company of $6,929,000 be allocated in that period to the different securities issued, based upon their relative fair market value.

As a result, the Company will record $1,735,000 for this beneficial conversion feature as a one-time accounting adjustment of a preferred stock dividend through retained earnings. For the fiscal year ended January 1, 2006, the pro-forma net loss attributable to common shareholders on the Company’s Statement of Operations will increase to ($3,587,000), or ($0.24) per share, from ($1,852,000), or ($0.13) per share, as previously reported. Similarly, additional paid-in-capital will increase to $25,122,000 from $23,387,000, while accumulated deficit will increase to ($18,098,000) from ($16,363,000) on the Company’s Statement of Stockholders’ Equity.

This restatement has no effect on the financial results of restaurant operations or the Company’s cash position.

The need for an accounting adjustment was discovered internally by the Company in conjunction with its procedures relative to the fiscal 2005 year end audit. The decision to restate these financial statements was based on collective discussions by management and the Company’s Board of Directors, in conjunction with its independent registered public accounting firm, and the conclusion by the Company’s Board that the aforementioned financial statements could no longer be relied upon.

The Company is filing a Form 8-K with the SEC in connection with its restatement decision. Additionally, in conjunction with correcting its previously issued financial statements, the Company will file a Form 12b-25 with the SEC, extending the deadline for filing its Annual Report on Form 10-K for the fiscal year ended January 1, 2006 until April 17, 2006 and expects to file its Annual Report on Form 10-K within that time frame.

Company Description
The Company manages and operates 25 full-service, neighborhood seafood restaurants in Florida under the name “Shells”. Shells restaurants feature a wide selection of seafood items, including shrimp, oysters, clams, mussels, scallops, lobster, crab and daily fresh fish specials, cooked to order in a variety of ways: steamed, sautéed, grilled, blackened and fried. Shells restaurants also offer a wide selection of signature pasta dishes, appetizers, salads, desserts and full bar service.

In addition to seasonal fluctuations, the Company’s quarterly and annual operating results are affected by a wide variety of other factors that could materially and adversely affect revenues and profitability, including changes in consumer preferences, tastes and eating habits; increases in food and labor costs; the availability of food acceptable to our quality standards at acceptable prices; the availability of qualified labor; national, regional and local economic and weather conditions; promotional timings and seasonality; demographic trends and traffic patterns; changes in travel and tourism tendencies, particularly in light of world events; competition from other restaurants and food service establishments; availability of third party financing to fund capital or operating activities, if required; and the timing, costs and charges relating to restaurant openings, closings and remodelings. As a result of these and other factors, the Company may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect its business, financial condition and stock price. Furthermore, this press release and other documents filed by the Company with the Securities and Exchange Commission (“SEC”) contain certain forward-looking statements with respect to the business of the Company and the industry in which it operates. These forward-looking statements are subject to certain risks and uncertainties, including those mentioned above, which may cause results to differ significantly from these forward-looking statements. An investment in the Company involves various risks, including those mentioned above and those that are detailed from time-to-time in the Company’s SEC filings.